EXHIBIT 23.a

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Consolidated Papers, Inc. (Form S-8 No. 2-87423, Form S-8 No. 33-28786, Form S-8 No. 33-37838, Form S-8 No. 33-60263, Form S-8 No. 33-64393) of our report dated
January 14, 1997 (except Notes 11 and 13, as to which the date is September 30,
1997), with respect to the consolidated financial statements of Repap USA, Inc. as of and for the year ended December 31, 1996, and our report dated October 17, 1997, with respect to the consolidated balance sheet of Repap USA, Inc. as of September 30, 1997, included in the Current Report on Form 8-K dated December 15, 1997, of Consolidated Papers, Inc.

                                                               ERNST & YOUNG LLP


Milwaukee, Wisconsin
December 10, 1997